Exhibit 99.1

NEWS RELEASE
Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Señor Director	(212) 213-0006
631-962-2043
Kim Wittig (media)
Director
631-962-2135

OSI Pharmaceuticals, Inc. Announces Fourth Quarter and 2009 Full Year Tarceva Sales
at JP Morgan Healthcare Conference

-   Fourth Quarter U.S. Tarceva Sales Increased 17% on Prior Year to $137 Million –

-  Total Global Tarceva Sales for 2009 Top $1.2 Billion  -

MELVILLE, NEW YORK – January 12, 2010 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) will present fourth quarter and year end Tarceva® (erlotinib)  sales today during the Company’s presentation at the 28th Annual JP Morgan Healthcare Conference in San Francisco, CA.  For the three months ended December 31, 2009, Tarceva U.S. net sales, as communicated to the Company by its collaborator Roche, were approximately $137 million.  U.S. sales increased approximately $20 million (or 17%) over the same period last year and were up approximately $19 million over third quarter sales of approximately $118 million.  Fourth quarter net sales outside the U.S. were approximately $196 million, also representing a 17% increase over the same period last year and an increase of approximately $13 million over third quarter sales.

Total worldwide net sales of Tarceva for 2009, were approximately $1.2 billion, representing a 7% growth in global sales compared to 2008.  Full year net sales of Tarceva in the U.S. totaled approximately $479 million with full year net sales outside of the U.S. totaling approximately $724 million.  The Company expects to present full fourth quarter and year end financial results in its year end earnings call.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to "shaping medicine and changing lives" by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  Factors that might cause such a difference include, among others, OSI's and its collaborators' abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva,  competition to Tarceva and OSI’s drug candidates  from other biotechnology and  pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls,  OSI's ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.